EXHIBIT 10.25

SMURFIT-STONE CONTAINER CORPORATION
EXECUTIVE DEFERRED COMPENSATION PLAN

Smurfit-Stone Container Corporation (the “Company”) has established this Smurfit-Stone Container Corporation Executive Deferred Compensation Plan effective May 1, 2004, for the benefit of its executive and management employees.  The Plan’s purpose is  to permit eligible employees to defer their receipt of restricted stock compensation and to enhance the overall effectiveness of the Company’s executive compensation program.

The Plan is intended to be an unfunded plan maintained solely for the purpose of providing deferred compensation for a select group of management or highly compensated employees for purposes of Title I of ERISA.  The Plan shall be administered and interpreted to the extent possible in a manner consistent with that intent.

ARTICLE I
DEFINITIONS

Wherever used herein the following terms shall have the meanings hereinafter set forth:

1.1.                              Administrator.  The Company, or any committee or third-party administrator to which the Company delegates its responsibilities under the Plan, shall be the plan administrator.

1.2.                              Board.  The Board of Directors of the Company.

1.3.                              Code.  The Internal Revenue Code of 1986, as amended, or as it may be amended from time to time, and all formal regulations and rulings issued thereunder.

1.4.                              Company.  Smurfit-Stone Container Corporation or, to the extent provided in Section 8.7 below, any successor corporation or other entity resulting from a merger or consolidation into or with the Company or a transfer or sale of substantially all of the assets of the Company.

1.5.                              Compensation Deferral Account.  The account maintained under the Plan by the Company in the name of the Participant to which the Participant’s Salary and/or Bonus Deferrals are credited in accordance with the Plan.

1.6.                              Disability.  Total and permanent disability as a result of sickness or injury, to the extent that the Participant is prevented from engaging in any substantial gainful activity, and is eligible for and receives disability under a long-term disability insurance plan maintained by the Company or Title II of the Federal Social Security Act.

1.7.                              Employment Termination.  The date of an Executive Employee’s termination of employment with the Company for any reason, unless expressly indicated otherwise.

1.8.                              Executive Employee.  Each employee who is (i) considered by the Company to be an executive officer under the rues of Section 16 of the Securities Exchange Act of 1934, or (ii) designated by the Company’s Chief Executive Officer as an eligible Executive Employee.  An existing employee who becomes an Executive Employee during a Plan Year will be eligible to participate in the Plan at the beginning of the next Plan Year.  Executive Employees who are hired after May 1, 2004 will be eligible to participate in the Plan immediately upon being hired.  Notwithstanding the foregoing, if the Administrator determines that the inclusion of an Executive Employee will jeopardize the status of the plan as an unfunded plan maintained solely for the purposes of providing deferred compensation for a select group of management or highly compensated employees for purposes of Title I of ERISA such Executive Employee shall cease to be eligible to participate in the Plan.

1.9.                              Participant.  An Executive Employee of the Company who is eligible for participation pursuant to Section 1.8 and who has completed the election form provided by the Administrator.

1.10.                        Plan.  The Smurfit-Stone Container Corporation Executive Deferred Compensation Plan, as set forth herein and as hereinafter amended from time to time.

1.11.                        Plan Year.  The Plan Year shall be the Company’s fiscal year.

1.12.                        RSU.  Restricted Stock Units credited to a Participant’s RSU Deferral Account.  An RSU represents the right to receive a Share.

1.13.                        RSU Deferrals.  The amount or number of RSUs a Participant has elected to defer under this Plan beyond their originally scheduled distribution date.

1.14.                        RSU Deferral Account.  The account maintained under the Plan by the Company in the name of the Participant to which the Participant’s RSUs are credited in accordance with the Plan.

1.15.                        Salary and/or Bonus Deferrals.  The amount of a Participant’s Salary and/or Bonus that the Participant elects to defer under Section 3.1 of the Plan.

1.16.                        Share.  A Share of the Company’s common stock.

1.17.                        Construction.  Words in the masculine gender shall include the feminine and the singular shall include the plural, and vice versa, unless qualified by the context.  Any headings used herein are included for ease of reference only and are not to be construed so as to alter the terms hereof.

ARTICLE II
RSU DEFERRALS

2.1.                              RSU Deferral Elections.  The Company may award RSUs to an Executive Employee or Participant from time to time.  No later than twelve (12) months before the date that an RSU awarded to an Executive Employee or Participant is to be distributed in Shares, the Executive Employee or Participant may elect to defer all or any portion of that RSU award by completing the election form provided by the Administrator.  The deferral election is irrevocable.

2.2.                              Investment of Participants’ RSU Deferral Accounts.  Participants’ RSU Deferrals shall be held by the Company until such amounts are distributed to the Participant in accordance with the provisions of Article V of the Plan.  Participants’ RSU Deferral Accounts will be deemed to be held and invested in Shares.  The Company shall provide each Participant with a written statement of his or her RSU Deferral Account at least annually.

ARTICLE III

SALARY AND BONUS DEFERRALS

3.1.                              Salary and Bonus Deferrals.  A Participant who is an Executive Employee may elect to defer a whole percentage of up to (i) 50% of his or her annual base salary, and/or (ii) 100% of the his or her annual bonus by completing the election form provided by the Administrator.  The deferral election is irrevocable.

3.2.                              Investment of Participants’ Compensation Deferral Accounts.  Participants’ Salary and/or Bonus Deferrals shall be held by the Company until such amounts are distributed to the Participant in accordance with the provisions of Article V of the Plan.  Participants’ Compensation Deferral Accounts will be deemed to be held and invested in Shares.  The Company shall provide each Participant with a written statement of his Compensation Deferral Account at least annually.

ARTICLE IV
VESTING OF PARTICIPANTS’ ACCOUNTS

A Participant shall be fully vested in the amount of RSUs he or she has deferred into an RSU Deferral Account under this Plan.  A Participant shall be fully vested in the amount in his or her Compensation Deferral Account under the Plan at all times.

ARTICLE V
DISTRIBUTION OF PARTICIPANTS’ ACCOUNTS

5.1.                              Distribution of Participants’ Accounts.  A Participant’s RSU Deferral Account and Compensation Deferral Account will be distributed to him or her in Shares only, in accordance with this Article V.

5.2.                              Timing of Distribution.  For each Deferral Contribution elected under Section 2.1 or 3.1 above, a Participant shall designate a date upon which such contribution shall be distributed.  The distribution date for a Participant’s RSU Deferral Account shall be at least two years but not more than twenty years after the original date the RSUs were to be distributed.  The distribution date for a Participant’s Compensation Deferral Account shall be at least two years but not more than twenty years after the Participant’s election to defer.  Notwithstanding a Participant’s elections under this Section 5.2 or Section 5.3, a Participant’s RSU Deferral Account and Compensation Deferral Account will be distributed as soon as practicable upon the Participant’s Employment Termination.

5.3.                              Change in Distribution Election.  The Administrator may permit a Participant to change his or her election as to the commencement of distribution of his or her RSU Deferral Account and/or Compensation Deferral Contribution Account; provided that any change in election must specify a commencement date that is at least 12 months from the date of the change.  A Participant may request such change by written notice filed with the Administrator.

5.4.                              Distribution Due to Death.  A Participant may designate a beneficiary or beneficiaries to whom the Participant’s RSU and Compensation Deferral Accounts shall be distributed in the event such Participant dies before complete distribution of his or her RSU and Compensation Deferral Accounts.  All distributions upon a Participant’s death will be made as soon as practicable following the Participant’s death.  Any such designation shall be made in writing on a form providing by the Administrator.  A Participant may make or change the beneficiary designation under this Section at any time prior to death.  If a Participant has not designated a beneficiary under the Plan, or if no designated beneficiary is living on the date of distribution hereunder, amounts distributable pursuant to this Section shall be distributed to the Participant’s spouse, if any, or to the Participant’s estate.

If the Administrator has any doubt as to the proper beneficiary to receive payments under the Plan, the Administrator shall have the right, exercisable in its discretion, to cause the Company to withhold such distributions until the matter is resolved to the Administrator’s satisfaction.

5.5.                              Hardship Distribution.  A Participant may request, by writing filed with the Administrator, that a distribution be made to him or her of all or part of the amount then credited to his or her RSU and Compensation Deferral Account on account of a severe financial hardship.  The Administrator will approve such a distribution to the Participant only in the event of an unforeseeable emergency.  An “unforeseeable emergency” is an unanticipated emergency that is caused by an event beyond the control of the Participant and that would result in severe financial hardship to such Participant if early withdrawal were not permitted (determined with reference to Treas. Reg. §1.457-2(h)(4)).  An unforeseeable emergency that results in severe financial hardship is an unexpected illness or accident of the Participant or a dependent, loss of a Participant’s property due to casualty, or other similar, extraordinary, unforeseeable circumstances beyond the control of the Participant.  The severe financial hardship may not be relieved by an early distribution under this Plan to the extent it might otherwise be relieved through reimbursement or compensation by insurance or otherwise, or by liquidation of a Participant’s assets.  Any hardship distribution under this Section will be limited to the amount necessary to meet the emergency, after being grossed up for applicable federal, state and local taxes.

5.6.                              Limitation on Distribution.  Notwithstanding the foregoing provisions of the Plan relating to distribution of Participant’s RSU and Compensation Deferral Accounts, if distribution of a Participant’s RSU and Compensation Deferral Accounts in any calendar year would not be deductible by the Company because of the limitations of Code Section 162(m), such distribution shall be postponed in whole or in part, in the sole discretion of the Administrator, until the first calendar year in which such distribution would not be limited as to deductibility by Code Section 162(m).  For purposes of determining whether such distribution would be deductible, it shall be assumed that the Participant has received all other distributions to which he or she would be entitled during the year.

ARTICLE VI
ADMINISTRATION OF THE PLAN

6.1.                              Administration by the Administrator.  The Administrator shall be responsible for the general operation and administration of the Plan and for carrying out the provisions thereof.

6.2.                              Powers and Duties of Administrator.  The Administrator shall administer the Plan in accordance with its terms and shall have all powers necessary to carry out the provisions of the Plan.  The Administrator shall interpret the Plan and shall have the discretion to determine all questions arising in the administration, interpretation, and application of the Plan, whether of law or of fact including but not limited to, questions of eligibility and the status and rights of employees, Participants and other persons.  Any such determination by the Administrator shall be conclusive and binding on all persons.  The regularly kept records of the Company shall be conclusive and binding upon all persons with respect to a Participant’s date and length of employment, time and amount of Compensation and the manner of payment thereof, type and length of any absence from work and all other matters contained therein relating to Participants.

ARTICLE VII
AMENDMENT OR TERMINATION

7.1.                              Amendment or Termination.  The Company intends the Plan to be permanent but reserves the right to amend or terminate the Plan.  Any such amendment or termination shall be made pursuant to a written resolution of the Board.

7.2.                              Effect of Amendment or Termination.  No amendment or termination of the Plan shall divest any Participant or beneficiary of the amount in the Participant’s RSU or Compensation Deferral Account.  Upon termination of the Plan, distribution of Participants’ RSU Deferral Accounts shall be made to Participants or their beneficiaries as soon as practicable.

ARTICLE VIII
GENERAL PROVISIONS

8.1.                              Participants’ Rights Unsecured.  Except as otherwise expressly provided herein, the Plan at all times shall be entirely unfunded and no provision shall at any time be made with respect to segregating any assets of the Company for payment of any benefits hereunder.  The right of a Participant or the Participant’s beneficiary to receive a distribution of the Participant’s RSU and Compensation Deferral Accounts hereunder shall be an unsecured claim against the general assets of the Company, and neither the Participant nor a beneficiary shall have any rights in or against any specific assets of any Company.

8.2.                              No Guaranty of Benefits.  Nothing contained in the Plan shall constitute a guaranty by the Company or any other person or entity that the assets of the Company will be sufficient to pay any benefit hereunder.  No Participant or other person shall have any right to receive a benefit or a distribution of RSU or Compensation Deferral Accounts under the Plan except in accordance with the terms of the Plan.

8.3.                              No Enlargement of Employee Rights.  Establishment of the Plan shall not be construed to give any Participant the right to be retained in the service of the Company.

8.4.                              Spendthrift Provision.  No interest of any person or entity in, or right to receive a distribution under, the Plan shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind; nor may such interest or right to receive a distribution be taken, either voluntarily or involuntarily for the satisfaction of the debts of, or other obligations or claims against, such person or entity, including claims for alimony, support, separate maintenance, whether pursuant to an order that purports to be a qualified domestic relations order under Code Section 414(p) or otherwise and claims in bankruptcy proceedings.

8.5.                              Applicable Law.  The Plan shall be construed and administered under the laws of the State of Delaware (without regard to its conflicts of law principles) except (i) to the extent preempted by federal law, (ii) to the extent provided in Section 8.6 and (iii) the determination whether an individual is a Participant’s spouse shall be made pursuant to the laws of the Participant’s domicile.

8.6.                              Incompetence or Incapacity of Recipient.  Subject to applicable state law, if any person entitled to a payment under the Plan is deemed by the Administrator to be incompetent or incapable of personally receiving and giving a valid receipt for such payment, then, unless and until claim therefor shall have been made by a duly appointed guardian or other legal representative of such person, the Administrator may provide for such payment or any part thereof to be made to any other person or institution then contributing toward or providing for the care and maintenance of such person.  Any such payment shall be a payment for the account of such person and a complete discharge of any liability of the Administrator and the Plan therefor.  The Administrator may require proof of incompetence, incapacity, guardianship or legal representation as it may deem appropriate prior to the distribution of any benefit.

8.7.                              Corporate Successors.  The provisions of this Plan shall be binding upon the Company and its successors and assigns.  The Plan shall not be automatically terminated by a transfer or sale of assets of the Company, or by the merger or consolidation of the Company into or with any other corporation or other entity, but the Plan shall be continued after such sale, merger or consolidation only if and to the extent that the transferee, purchaser or successor entity agrees to continue the Plan.  In the event that the Plan is not continued by the transferee, purchaser or successor entity, the Plan shall terminate subject to the provisions of Section 7.2.

8.8.                              Unclaimed Benefit.  Each Participant or beneficiary shall keep the Company informed of his or her current address.  The Administrator shall not be obligated to search for the whereabouts of any person.  If the location of a Participant is not made known to the Administrator within three years after the date on which payment of the Participant’s benefits under the Plan may first be made, payment may be made as though the Participant had died at the end of the three-year period.  If, within one additional year after such three-year period has elapsed, or, within three years after the actual death of a Participant, the Administrator is unable to locate any beneficiary of the Participant, then the Administrator shall have no further obligation to pay any benefit hereunder to such Participant or beneficiary or any other person and such benefit shall be irrevocably forfeited.

8.9.                              Limitations on Liability.  Notwithstanding any of the preceding provisions of the Plan, none of the Company, nor anyone serving as the Administrator nor any officer, director or individual acting as an employee or agent of the Company, shall be liable to any Participant, former Participant or any beneficiary or other person for any claim, loss, liability or expense incurred in connection with the Plan, other than the payment of benefits hereunder.

8.10.                        Claims Procedure.  In the event that a Participant’s claim for benefits under the Plan is denied in whole or in part by the Administrator, the Administrator will notify the Participant (or beneficiary) of the denial.  Such notification will be made in writing, within 90 days of the date the claim is received by the Administrator.  The notification will include: (i) the specific reasons for the denial, (ii) specific reference to the Plan provisions upon which the denial is based, (iii) a description of any additional information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary, and (iv) an explanation of the applicable review procedures.

The Participant (or beneficiary) has 60 days from the date he receives notice of a claim denial to file a written request for review of the denial with the Administrator.  The Administrator will review the claim denial and inform the Participant (or beneficiary) in writing of its decision within 60 days of the date the claim review request is received by the Administrator.  This decision will be final.

A Participant’s or beneficiary’s compliance with the foregoing provisions of this Section 8.10 is a mandatory prerequisite to commence any legal action with respect to a claim for benefits under the Plan.

8.11.                        Special Distribution Provision.  Notwithstanding anything to the contrary contained herein, in the event that (i) the Internal Revenue Service (“IRS”) prevails in a claim that all or any portion of a Participant’s RSU or Compensation Deferral Account constitutes taxable income to the Participant for any taxable year of such Participant prior to the taxable year in which such amount is distributed to him, (ii) legal counsel satisfactory to the Company renders an opinion that the IRS would likely prevail in such a claim, or (iii) a statutory change occurs that would require immediate taxation of, or otherwise materially adversely affect, all or any portion of Participants’ RSU or Compensation Deferral Accounts, the affected portion of the Participant’s Deferral Accounts shall be immediately distributed to the Participant (or his or her beneficiary).  The Administrator, in its sole discretion, also may order distributions to all similarly situated Participants and beneficiaries.

8.12.                        Notice.  Any notice or filing required or permitted to be given to the Administrator under this Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

Smurfit-Stone Container Corporation

8182 Maryland Avenue

St. Louis, MO 63105

Attention:  General Counsel

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Participant.

8.13.                        Taxes.  The Company shall withhold all applicable taxes in a manner determined by the Company.

IN WITNESS WHEREOF, the Company has caused this Plan to be executed by the undersigned duly authorized officer.

SMURFIT-STONE CONTAINER CORPORATION

By:	/s/ Craig A. Hunt

Its:	VICE PRESIDENT AND SECRETARY